EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2021 Conference Call
May 5, 2021
11 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter of 2021 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 4, 2021 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2021 with the first quarter of 2020.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

I’ll start by providing an overview of the current environment and how Ashford Trust has been navigating the recovery. After that, Deric will review our financial results, and then Jeremy will provide an operational update on our portfolio.

I’d first like to highlight some of our recent accomplishments and the main themes for our call:

First, we had strong earnings in the first quarter that exceeded both street estimates and our internal budgets - we reported positive Hotel EBITDA for the quarter for the first time since the first quarter 2020.

Second, early in the quarter we secured a $200 million strategic financing with additional future commitments of up to $250 million to provide multiple years of liquidity.

Third, we have delevered our balance sheet by over half a billion dollars during the past twelve months.

Lastly, even with an already attractive loan maturity schedule, we have successfully modified property loan extension tests on two large pools for 2023 and 2024 as well as another large loan for 2024 and 2025, making it easier for us to qualify for those extension options. This loan modification initiative will continue to be a focus for us going forward.

There have been numerous positive developments for both our Company and the hospitality industry over the past few months. We highlighted many of them in an updated investor deck that we put out in early April. We encourage you to review that deck - it is available on our website.

As it relates to our liquidity, and as we mentioned on our last call, in January we completed a crucial strategic financing. We drew $200 million at the closing of the financing and have the option to draw an additional $250 million, if needed. At this time, we are hopeful that we may not need to draw any remaining funds from that facility, but that will likely depend on the ongoing strength and trajectory of the industry recovery. Investors should also remember that effectively all of our hotel loans are currently in cash traps and it may be some time before those loans allow us the ability to pull cash from the properties to corporate.

We are optimistic about the long-term outlook for the Company, and by taking decisive actions to strengthen our balance sheet with this strategic financing and other steps we have taken, we now have multiple years of runway that will allow us to capitalize on the recovery we are already seeing in the hospitality industry.

We have significantly reduced our planned spend for capital expenditures this year. However, given the sizable strategic capital expenditures we made in our properties over the past several years, we believe our hotels are in fantastic condition and are well positioned for an industry rebound.

To further improve our liquidity profile, we have suspended both our common and preferred dividends. Deric will provide more detail around our liquidity outlook.

Let me now turn to the operating performance at our hotels. The lodging industry is clearly showing signs of improvement. We are very encouraged by the development and deployment of vaccines in the U.S. and hope that we will continue to see progress on that front. While our hotels continued to have negative net operating income in January and February, our hotels performed well in March - enough so that Ashford Trust had positive net operating income for the quarter. The second quarter looks to be building upon that strong March (as April numbers look likely to exceed March numbers), so we are confident that the industry recovery is finally taking hold. We believe our geographically diverse portfolio, consisting of high-quality, well-located assets across the U.S. that are approximately 80 percent reliant on transient demand will be in a position to capitalize on the pent-up leisure and building transient corporate demand we are seeing.

We continue to be focused on aggressive cost control initiatives, including working closely with our property managers to minimize cost structures and maximize liquidity at our hotels. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington was able to quickly cut costs and rapidly adjust to this new operating environment. In the same way they were hyper-responsive on the way down, we expect them to be hyper-responsive on the way up, mitigating cost creep as much as possible throughout the recovery. We are proud of their efforts over the past year and believe this important relationship has enabled us to outperform the industry from an operations standpoint. Jeremy will discuss this in more detail.

The past twelve months have been extraordinary by any measure, and I could not be prouder of the effort and the performance of our teams during this challenging time. Our management team has extensive experience in navigating tough market environments, and we believe we have the right plan in place to capitalize on the recovery as it unfolds. This plan includes continuing to maximize liquidity across the company, optimizing the operating performance of our assets as they recover, delevering the balance sheet over time, and looking for opportunities to invest and grow as we bounce off the trough of the industry cycle. We will be laser focused on all of these.

I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the first quarter of 2021, we reported a net loss attributable to common stockholders of $(91.6) million, or $(1.10) per diluted share.

For the quarter, we reported AFFO per diluted share of negative $(0.30).

Adjusted EBITDAre totaled negative $(5.2) million for the quarter.

At the end of the first quarter, we had $3.9 billion of loans with a blended average interest rate of 4.1%. Our loans were approximately 11% fixed rate and 89% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. Our hotel loans are all non-recourse and, as Rob mentioned, nearly all of them are currently in cash traps, meaning that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate.

We ended the quarter with cash and cash equivalents of $225.4 million and restricted cash of $67.7 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. At the end of the quarter, we also had $11.8 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers which is also available to fund hotel operating costs. We also ended the quarter with net working capital of $223 million, compared to net working capital of $9.8 million at the end of the previous quarter, which highlights the improvement in our liquidity and financial position. From a cash utilization standpoint, our portfolio generated Hotel EBITDA of $9.8 million in the month of March. Our current monthly run-rate for interest expense is approximately $11.4 million and our current monthly run-rate for corporate G&A and advisory expense is approximately $4.0 million. In total, our current monthly cash utilization is approximately $6-7 million, a material improvement from our most recent earnings call when we estimated it to be $18-$20 million.

As of March 31, 2021, our portfolio consisted of 102 hotels with 22,542 net rooms.

Our current share count stands at approximately 146.8 million fully diluted shares outstanding, which is comprised of 144.7 million shares of common stock and 2.1 million OP units. In the first quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 14.5 million common shares associated with the exit fee on the strategic financing we completed in January. The exit fee will be owed once the facility is repaid and could be paid in cash or stock. Assuming yesterday’s closing stock price of $3.01, our equity market cap is approximately $442 million.

During the quarter, and subsequent to the end of the quarter, we entered into modification agreements on three of our loans: The $395 million JP Morgan 8 portfolio loan representing 8 hotels, the $419 million MS 17 portfolio loan representing 17 hotels, and the $240 million Renaissance Nashville/Westin Princeton portfolio loan representing 2 hotels. Each of these modification agreements involved us catching up deferred interest in exchange for reducing future debt yield extension tests, thus making it easier for us to qualify for future extension options.

As we previously discussed, we have been actively exchanging our preferred stock for common stock as a way to delever our balance sheet, remove the accrued dividend liability, and improve our equity float. Through these exchanges, we have exchanged approximately 58% of our original preferred stock (approximately $325 million of face value) into common stock. These exchanges also eliminated a significant amount of accrued preferred dividends. After taking into account the $200 million of new corporate debt that we closed on in January, we have lowered our outstanding debt plus preferred equity by over $535 million.

We have also been opportunistically raising equity capital to shore up our balance sheet. During the fourth quarter of 2020 and into the first quarter of 2021, we issued approximately 10.4 million shares of common stock under an equity line raising approximately $25.1 million in proceeds. During the first quarter, we also issued 13.7 million shares of common stock under our Standby Equity Distribution Agreement, or SEDA, for approximately $40.6 million in proceeds. We recently completed a second equity line, issuing 20.5 million shares of common stock for approximately $43.6 million in proceeds. In total, we have raised approximately $89 million this year from the sale of our common stock.

In January, we sold a small hotel, the Le Meridien in Minneapolis, which provided us $7.3 million in net proceeds. Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. While we still have work to do to improve our capital structure, we believe the company is now well-positioned to benefit from the improving trends we are seeing in the lodging industry.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 50.9% during the first quarter of 2021, while Hotel EBITDA flow-through was a strong 60.8%. We are extremely encouraged by the strong signs of the recovery that we are seeing across our portfolio. Occupancy has accelerated through the first quarter, with January at 36%, February at 41%, and March at 49%, the highest occupancy we’ve seen in the past year. We are seeing green shoots across all segments. While leisure continues to lead the way, March had more new definite group business booked than any other month in the last year. As a result, we expect April occupancy numbers to exceed our strong March numbers.

In the past, and especially now during the recovery, we have benefitted from the diversity of our portfolio. Our select-service hotels recovered an incredible 70% of comparable occupancy in the first quarter, relative to the comparable 2019 period. Similarly, our full-service hotels recovered a solid 52% of comparable occupancy in the first quarter, relative to the comparable 2019 period.

We are seeing significant pent-up leisure demand in states that are relaxing restrictions. This was particularly evident over Spring Break at our Florida hotels. Our La Concha Key West hotel had first quarter occupancy of 89%. March occupancy was 96% driven by the strength of the Spring Break period. In fact, that occupancy level is higher than it was in March of 2019. While capitalizing on the strong demand, we were able to increase seasonal premiums on upgraded room types and increase seasonal blackouts to discounted programs, contributing to a GOP margin of 63% for the first quarter.

Another hotel that is experiencing strong performance is the Hilton Santa Cruz/Scotts Valley, which achieved an 18% increase in first quarter occupancy relative to the comparable 2019 period. This performance was largely driven by our ability to secure large group business from fire cleanup teams. In addition to corporate transient business picking up, the hotel is starting to see a promising trend of work from home tech employees leaving their Bay Area homes and working remotely from the hotel. This additional demand resulted in a year-over-year total revenue increase of 5% during the first quarter.

One of the most encouraging trends that we are seeing across our portfolio is the growing number of hotels that are achieving positive Gross Operating Profit. In the first quarter, more than 70% of our assets had positive GOP, with that number increasing to 84% in March alone. Our team remains laser focused on driving revenue and finding new operational efficiencies. Our asset management team continues to have weekly cash flow calls with a majority of the properties to review payables, labor models, and daily projections. We have more visibility and insight into the day-to-day operations of our hotels than ever before, due to the relationships that we have with our brand partners.

Moving on to capital management, in prior years, we were proactive in renovating our hotels to renew our portfolio. That commitment has now resulted in a huge competitive and strategic advantage as the market rebounds. Not only are our properties more attractive to potential travelers but we can also deploy capital more prudently throughout the recovery. Looking ahead in 2021, we plan to focus on strategically restarting select projects that were put on hold. To that end, we plan to renovate the ballroom at The Ritz-Carlton Atlanta, public space and guest rooms at the Hilton Santa Cruz, guest rooms at the Marriott Fremont, and public space at 8 select-service assets. Cumulatively, we estimate spending $40-$50 million on capital expenditures in 2021, which is significantly less than we have spent in previous years.

Before moving to Q&A, I’d like to reiterate how optimistic we are about the recovery of our industry. With the vaccine rollout in full force, we are seeing the booking window expand and bookings are now at the highest levels we’ve seen over the past year. Additionally, we are seeing cancelations at an all-time low since the start of the pandemic. These are all great indicators, and our forward-looking pace suggests that these trends will continue in the future.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you again next quarter.